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                                [Closing Date]



(213) 229-7000                                                    C38035-00411


   Hilton Hotels Corporation
   9936 Civic Center Drive
   Beverly Hills, CA  90210

     Re:   TAX OPINION FOR REGISTRATION STATEMENT ON FORM S-4 (FILE NO._______)

   Ladies and Gentlemen:

       We represent Hilton Hotels Corporation, a Delaware corporation ("Hilton"), in connection with the acquisition (the "Acquisition") of Promus Hotel Corporation, a Delaware corporation ("Promus"), pursuant to an Agreement and Plan of Merger dated as of September 3, 1999, ("Merger Agreement") among Hilton, Chicago Hilton, Inc., a Delaware corporation and a wholly-owned subsidiary of Hilton ("Merger Subsidiary") and Promus.

       The Merger Agreement provides that the Acquisition will be effectuated by a merger of Promus into Merger Subsidiary with Merger Subsidiary being the surviving corporation. However, the Merger Agreement also provides that if the value of Hilton stock delivered in the Acquisition is less than 40% of the total consideration paid in connection with the Acquisition or if legal opinions as to the tax-free nature of the acquisition cannot otherwise be delivered, the Acquisition will be effectuated by a merger of Merger Subsidiary into Promus with Promus being the surviving corporation. The Merger Agreement is attached as Appendix
   A to Registration Statement on Form S-4, File No. _______ (the "Registration Statement"), filed with the Securities and Exchange Commission in connection with the Acquisition.

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   Hilton Hotels Corporation
   Closing Date
   Page 2


       You have requested our opinion regarding certain United States federal income tax consequences of the Acquisition. In delivering this opinion, we have reviewed and relied upon and assumed as accurate (without any independent investigation) the facts, statements, descriptions and representations set forth in the Registration Statement and such other documents pertaining to the Acquisition as we have deemed necessary or appropriate. In connection with rendering this opinion, we have also assumed (without any independent investigation):

       1. The truth and accuracy of the statements, covenants, representations and warranties contained in the Merger Agreement, in the representations received from Hilton, Promus and Merger Subsidiary (the "Tax Representation Letters") and in all other instruments and documents related to the formation, organization and operation of Hilton, Promus and Merger Subsidiary that we have reviewed in connection with the Acquisition;

       2. The authenticity of original documents submitted to us, the conformity to the originals of documents submitted to us as copies, and the due and valid execution and delivery of all such documents where due execution and delivery are a prerequisite to the effectiveness thereof; and

      3. The performance of all covenants contained in the Merger Agreement and the Tax Representation Letters without waiver or breach of any material provision thereof. On the basis of the foregoing, we are of the opinion that:

      On the basis of the foregoing, we are of the opinion that:

      A. The Acquisition will constitute a "reorganization" within the meaning of Section 368(a) of the Code if Promus merges into Merger Subsidiary with Merger Subsidiary being the surviving corporation; and

      B. The discussion in the Proxy Statement/Prospectus under the caption "Certain Federal Income Tax Consequences of the Acquisition," to the extent it constitutes summaries of legal matters or legal conclusions and subject to the limitations and qualifications set forth therein, is accurate in all material respects.

      This opinion expresses our views only as to federal income tax laws in effect as of the date hereof, including the Internal Revenue Code of 1986, as amended, applicable Treasury Regulations, published rulings and administrative practices of the Internal Revenue Service (the "Service") and court decisions. This opinion represents our best legal judgment as to the matters addressed herein, but is not binding on the Service or the courts. Furthermore, the legal authorities upon which we rely are subject to change either prospectively or retroactively. Any change in such authorities might adversely affect the conclusion stated herein. We undertake no responsibility to advise you of any new developments in the application or interpretation of the federal income tax laws. This opinion does not address any other federal, state, local or foreign tax consequences.

      No opinion is expressed herein as to any transaction other than the Acquisition as described in the Merger Agreement (including any transaction undertaken in connection with the Acquisition) or to any transaction whatsoever, including the Acquisition, if any of the transactions described in the Merger Agreement are not consummated in accordance with the

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   Hilton Hotels Corporation
   Closing Date
   Page 3

   terms of such Merger Agreement or if there is a waiver or breach of any material provision thereof, or if any of the representations, warranties, statements and assumptions upon which we relied are not true and accurate at all relevant times. In the event any one of the statements, representations, warranties or assumptions upon which we have relied to issue this opinion is incorrect, our opinion might be adversely affected and may not be relied upon.

       We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the use of our name under the caption "Certain Federal Income Tax Consequences of the Acquisition" in the Proxy Statement/Prospectus included in the Registration Statement.

                                             Very truly yours,



                                             GIBSON, DUNN & CRUTCHER LLP